Exhibit 99.1

                    Citrix Appoints New Directors;
       Adobe CFO Murray Demo and Hyperion CEO Godfrey Sullivan
                    Join Citrix Board of Directors

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 17, 2005--Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today announced the appointment of two new directors to its board of directors effective immediately -- Murray Demo, senior vice president and chief financial officer for Adobe Systems, Inc. (Nasdaq:ADBE), and Godfrey Sullivan, president and chief executive officer for Hyperion Solutions Corp. (Nasdaq:HYSL).
    Additionally, Citrix announced that Tom Bogan, a current board member and the former president and chief financial officer of Rational Software, will become chairman of the Citrix board effective May 5, 2005.
    Demo, Adobe's chief financial officer since June 2000, has worldwide responsibility for corporate accounting, financial planning and analysis, treasury, internal audit, investor relations, manufacturing, purchasing, information systems and other traditional CFO responsibilities. During his tenure, Adobe has achieved record financial performance and become one of the world's largest, most diversified software companies. Prior to joining Adobe in 1996, Demo was director of finance for Miller Freeman, Inc., a division of United Business Media, in London.
    Sullivan has served as president and chief executive officer of Hyperion since 2004, having joined the company as president and chief operating officer in 2001. As CEO, Sullivan oversees all aspects of Hyperion's business. Prior to joining Hyperion, Sullivan spent several years in senior executive roles at Autodesk and Apple Computer.
    "We are very excited to have such experienced and high caliber executives joining the Citrix board," said Mark Templeton, president and chief executive officer for Citrix.
    "Godfrey and Murray both bring deep operational and financial experience from the software industry to our board and will help guide our strategy to build and lead the access infrastructure market."
    Demo and Sullivan will replace Kevin Compton and Tyrone Pike, long-time board members who have decided to retire from the Citrix board. Compton has served as a board member since 1991, and Pike has served since 1993.
    "Kevin and Tyrone have been with Citrix since nearly the very beginning, and have been instrumental in helping the company through its years of early development and hyper growth. On behalf of everyone at Citrix, I thank them for their enormous dedication and contributions. We wish them the very best," Templeton said.
    Stephen Dow, who has served as chairman of the board since May 2002, will continue to serve as chairman until May 5, 2005. Following that date, Dow will remain as a member of the board of directors and serve as chairman of the Nominating and Corporate Governance Committee.
    Citrix's board of directors now includes: Thomas Bogan, former president and chief operating officer, Rational Software; Murray Demo, chief financial officer, Adobe; Stephen Dow, general partner, Sevin Rosen Funds; Gary Morin, executive vice president and chief financial officer, Lexmark; Godfrey Sullivan, president and chief executive officer, Hyperion; Mark Templeton, president and chief executive officer, Citrix Systems; and John White, former chief information officer, Compaq.
    Demo will serve on the Audit Committee and Finance Committee, and Sullivan will serve on the Compensation Committee. Both will serve on the Nominating and Corporate Governance Committee.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in secure access for companies of all sizes. More than 160,000 organizations around the world use Citrix every day. Our software gives people secure and well-managed access to business information wherever it lives--on demand. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 97% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and approximately 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.

    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             Investor inquiries:
             Jeff Lilly, 954-267-2886
             jeff.lilly@citrix.com